EXHIBIT 23.1

CONSENT OF KPMG LLP INDEPENDENT AUDITORS

The Board of Directors

Verisity Ltd.:

We consent to the incorporation by reference into the registration statements of Verisity Ltd. on Form S-8 (No. 333-112723, No. 333-110863, No. 333-110864, No. 333-102985, No. 333-87928, No. 333-67530, No. 333-66682 and No. 333-58142), of our report dated September 19, 2003, except as to Note 10, which is as of February 9, 2004, relating to the consolidated balance sheets of Axis Systems, Inc. as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended July 31, 2003, which report appears in this Form 8-K/A of Verisity Ltd.

/s/    KPMG LLP

Mountain View, California

April 19, 2004